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                                                                     Exhibit 3.4

           CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION


                                      OF


                              MOORE MEDICAL CORP.

It is hereby certified that:


1. The name of the corporation (hereinafter the "corporation") is Moore Medical Corp.

2. The certificate of corporation of the corporation is hereby amended by deleting Article Fourth thereof and by substituting in lieu thereof the new Article Fourth set out in Exhibit I attached hereto.

3. The amendment to the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on July 26, 2000.

                                                        /s/ Linda M. Autore
                                                       ------------------------
                                                       Linda M. Autore,
                                                       President


/s/ Joseph Greenberger
-------------------------
Joseph Greenberger,
Secretary
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     FOURTH:  The total number of shares of all classes of stock which the
Corporation shall have authority to issue is Eleven Million (11,000,000) shares consisting of (a) Ten Million (10,000,000) shares of common stock of the par value of One Cent ($.01) per share, and (b) One Million (1,000,000) shares of Class C preferred stock of a par value of One Dollar ($1.00) per share.

                           Preferred Stock - Class C
                           -------------------------

     The designation and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Class C preferred stock is as follows:

          A. The Class C preferred stock may be issued from time to time in one or more series. Subject to the limitations set fourth herein and any limitations prescribed by law, the board of directors is expressly authorized, prior to issuance of any series of Class C preferred stock, to fix by resolution of resolutions providing for the issue of any series the number of shares included in such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the board of directors, but not in limitation of the powers conferred on the board thereby and by the General Corporation Law of the State of Delaware, the board of directors is expressly authorized to determine with respect to each series of Class C preferred stock:

               (1) the designation or designations of such series and the number of shares (which number from time to time may be decreased by the board of directors, but not below the number of such shares of such series then outstanding, or may be increased by the board of directors unless otherwise provided in creating such series) constituting such series;

               (2) the rate or amount and time at which, and the preference and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or non-participating after the payment of dividends as to which such shares are entitled to any preference;

               (3) the rights and preferences, if any, of the holders of shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if involuntary, may vary at different dates, and the status of the shares of such series as participating or non-participating after the satisfaction of any such rights and preference;

               (4) the full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

               (5) the times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the holders of shares of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions or manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;
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               (6)  the rights, if any, of holder of shares of such series and/or of the corporation to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

               (7) the limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, common stock or any other class or shares ranking junior, either as to dividends or upon liquidation, to the shares of such series;

               (8) the conditions or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

               (9) any other relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series;

in each case, so far as not inconsistent with the provisions of the Certificate of Incorporation or the General Corporation Law of the State of Delaware as then in effect. All shares of Class C preferred stock shall be identical and of equal rank except in respect to the particulars that may be fixed by the board of directors as provided above, and all shares of each series of Class C preferred stock shall be identical and of equal rank except in respect to the particulars that may be fixed by the board of directors as provided above, and all shares of each series of Class C preferred stock shall be identical and of equal rank except in respect to the particulars that may be fixed by the board of directors as provided above.

          Pursuant to the authority conferred by this Article FOURTH, the following series of Preferred Stock has been designated, such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed in the exhibit with respect to such series attached hereto as specified below and incorporated herein by reference:


          Exhibit A     Series I Junior Participating Preferred Stock

                                 Common Stock
                                 ------------

          Except as otherwise required by law and as hereinabove provided, the holders of common stock shall exclusively posses all voting power. Each holder of shares of common stock shall be entitled to one vote for each share of common stock held by him.

          The shares of common stock authorized hereunder may be issued in classes and, except for class designation and reclassification and conversion of the first class of common stock by resolution of the Board of Directors as hereinafter provided, each share of common stock of whatever class shall have the same relative rights as and be identical in all respects with each share of common stock.
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     The first class shall consist of all shares of common stock issued at the time of filing the Certificate of Amendment to the Certificate of Incorporation effecting the authority to issue common stock in classes. Authority is hereby expressly vested in the Board of Directors to adopt resolutions:

          (1) providing for the reclassification and conversion of all such shares of said first class of common stock into a lesser number of shares of common stock of a second class having such designation as may be fixed by said resolutions, provided that the rate of such reduction is the same for each such share of said first class of common stock,

          (2) providing for the payment to each holder of a fractional interest in a share of said second class common stock arising from said reclassification and conversion of the fair market value of such fractional interest, and

          (3) authorizing the officers of the corporation to take all steps and to do all things deemed by them to be necessary or advisable to carry out said resolutions.

     Upon and after such reclassification and conversion, the corporation shall not be authorized to issue common stock in classes, and thereafter the only authorized shares of common stock of the corporation shall be the shares of said second class of common stock into which the shares of said first class of common stock have been reclassified and converted.

     Whenever there shall have been paid, or declared and set aside for payment, to the holders of the shares of preferred stock and of any other class of stock having preference over the common stock as to the payment of dividends the full amount of dividends and of sinking funds or retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the Board of Directors.

     In the event of any liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of the shares of preferred stock and any other class having preference over the common stock in the event of liquidation, dissolution or winding up the full preferential amounts to which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution or assets, shall be entitled to receive the remaining assets of the corporation available for distribution, in cash or in kind.